Exhibit 99.1

News Release

JLL Appoints Matthew Carter to its Board of Directors

CHICAGO, November 26, 2018 — Jones Lang LaSalle Incorporated (NYSE: JLL) today announced the appointment of Matthew Carter as an independent, non-executive member of its Board of Directors, effective November 23, 2018. Carter will serve on the Board’s Audit Committee and its Nominating and Governance Committee. He will initially serve a term that will expire at the Company’s 2019 Annual Meeting of Shareholders.

Carter has more than 20 years of senior leadership experience in cloud and digital technology, and enterprise networking. He is the Chief Executive Officer of Aryaka Networks, Inc., the leading global provider of cloud and on-premises network applications.

Prior to Aryaka, Carter served as President and CEO at Inteliquent, which provides wholesale voice services for carriers and service providers. He also served in various roles at Sprint Corporation including President of Enterprise Solutions, Sprint’s $14 billion global communications technologies business unit.

Carter currently serves on the boards of NRG Energy, Inc. and USG Corporation. He previously served on the boards of Inteliquent, Inc. and Apollo Education Group, Inc. He earned an M.B.A. from Harvard University and a Bachelor of Science in Radio, Television and Film from Northwestern University.

“We are very pleased to welcome Matt to our Board,” said Sheila Penrose, Chairman of the JLL Board of Directors. “His marketing and digital expertise will add a meaningful perspective as JLL and our clients increasingly incorporate technology solutions to improve business performance.”

“Matt brings a wealth of knowledge and insight to complement JLL’s strong, diverse and talented Board of Directors,” added Christian Ulbrich, Global Chief Executive Officer of JLL. “His extensive track record in successfully leading major technology businesses will help inform JLL’s ambitious ongoing journey to become the widely acknowledged global leader in real estate digital and data services.”

Carter joins the other current members of the Board that include, in addition to Penrose and Ulbrich, Hugo Bagué, Samuel A. Di Piazza, Jr., Dame DeAnne Julius, Ming Lu, Bridget Macaskill, Martin H. Nesbitt and Ann Marie Petach. Petach is the Chairman of the Audit Committee, Bagué is Chairman of the Compensation Committee, and Penrose is Chairman of the Nominating and Governance Committee

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About JLL

JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with operations in over 80 countries and a global workforce of 88,000 as of September 30, 2018. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com.

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Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	Gayle.kantro@am.jll.com